Exhibit 10.4

iHEARTMEDIA, INC.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Award Agreement”), dated as of             , 2019 (the “Effective Date”), evidences the grant of RSUs pursuant to the provisions of the 2019 Incentive Equity Plan (the “Plan”) of iHeartMedia, Inc. (the “Company”) to the individual whose name appears below (“Participant”), covering the specific number of shares of Common Stock (the “Shares”) set forth below and on the following terms and conditions. Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1.	Name of Participant:

2.	Number of RSUs:

3.	Date of grant of the RSUs:

4.	Vesting:

a.

Except as otherwise expressly provided in Section 4.b hereof, subject to Participant’s continued employment or service through each applicable vesting date, (i) 20% of the RSUs (the “Initial Tranche”) shall vest on the earlier to occur of (A) one hundred and eighty (180) days after the pricing of an underwritten public offering of the Common Stock that occurs following the Effective Date and (B) two (2) business days after the first day that the Common Stock becomes listed on a nationally recognized securities exchange through a direct listing that does not occur in conjunction with an underwritten public offering (as applicable, the “Initial Vesting Date”), and (ii) an additional 20% of the RSUs shall vest on each of the first four (4) anniversaries of the date of grant.

b.

Notwithstanding anything to the contrary contained in Section 4.a hereof, upon a Participant’s Qualifying Termination, (i) 100% of the unvested RSUs shall vest, if such Qualifying Termination occurs on or before the first anniversary of the date of grant; (ii) 50% of the unvested RSUs shall vest, if such Qualifying Termination occurs after the first anniversary and on or before the second anniversary of the date of grant; and (iii) 25% of the unvested RSUs shall vest, if such Qualifying Termination occurs after the second anniversary and on or before the third anniversary of the date of grant; provided, that if a Participant undergoes a Qualifying Termination or is terminated due to death or Disability, in each case, prior to the Initial Vesting Date, the Initial Tranche shall vest on the date of such termination.

c.	Notwithstanding anything to the contrary contained in Section 4.a hereof, 100% of the RSUs shall vest immediately prior to the consummation of a Change in Control.

d.

Subject to Section 4.b hereof, vesting shall cease immediately upon termination of Participant’s employment or service for any reason, and any portion of the RSUs that has not vested on or prior to the date of such termination shall be forfeited on such date. Once vesting has occurred, the vested portion will be settled at the time specified in Section 6 hereof.

5.

Each RSU is granted together with Dividend Equivalents, which Dividend Equivalents will be (a) paid in the same form (cash or stock) in which the corresponding dividends are paid to the stockholders and (b) subject to the same vesting and forfeiture provisions as the RSUs granted pursuant to Section 2. Any payments made pursuant to Dividend Equivalents will be paid in either cash or in shares of Common Stock, or any combination thereof, effective as of the date of settlement under Section 6 below.

6.

Promptly following, and in any event within sixty (60) days of, the vesting of the RSUs, the Participant shall receive the number of shares of Common Stock that corresponds to the number of RSUs that have become vested on the applicable vesting date, less any shares of Common Stock withheld by the Company pursuant to Section 6.6 of the Plan (if any) to “net settle” the Participant’s RSUs as contemplated therein. Notwithstanding anything to the contrary in the foregoing, if Participant’s Qualifying Termination (or, with respect to the Initial Tranche, termination due to death or disability) occurs prior to the Initial Vesting Date, settlement of Participant’s vested RSUs shall occur on the earlier of (a) the Initial Vesting Date and (b) March 15th of the calendar year immediately following the calendar year in which the Qualifying Termination or termination due to death or disability (as applicable) occurred.

7.

Participant hereby acknowledges receipt of a copy of the Plan attached hereto as Annex A as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference and the RSUs are subject to such terms and conditions in all respects. This Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

8.

Nothing in the Plan or this Award Agreement shall confer upon Participant any right to continue to be employed by or provide services to the Company or any of its Subsidiaries or Affiliates, or interfere in any way with any right of the Company or any of its Subsidiaries or Affiliates to terminate such employment or service at any time for any reason whatsoever (whether for Cause or without Cause) without liability to the Company or any of its Subsidiaries or Affiliates.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first written above.

iHEARTMEDIA, INC.

Name:
Title:

PARTICIPANT

Name: